For immediate release
Trico to Launch an Offer for All Shares of Active Subsea ASA
•	Trico to offer to acquire outstanding shares of Active Subsea for NOK 22.50 per share

•	Active Subsea board and management recommend offer to shareholders
Houston, US and Ålesund, Norway — November 5, 2007/ Trico Marine Services, Inc. (Nasdaq: TRMA) (“Trico”) and Active Subsea ASA (NOTC: ASUB) (“Active Subsea”)/Marketwire/ today announced that Trico intends to make a voluntary offer for all outstanding shares, options and warrants of Active Subsea. The offer price per share of Active Subsea will be NOK 22.50 paid in cash. The offer values Active Subsea’s equity at approximately NOK 1.31 billion (approximately US$242 million at exchange rates as of November 2, 2007). The board of directors and management of Active Subsea believes that it is in the best interests of the company’s shareholders to support the offer. All board members in Active Subsea have pre-accepted the offer for the shares they hold in Active Subsea, including options and warrants. The transaction is expected to be completed in the fourth quarter of 2007 and is subject to regulatory and other customary approvals, as well as to Trico receiving valid and unconditional acceptances of the offer from shareholders representing more than 90% of the fully diluted shares of Active Subsea.
Active Subsea ASA is an offshore services company based in Ålesund, Norway with eight medium-sized VS 470 multi-purpose service vessels (“MPSVs”) on order for delivery beginning in 2Q08 through 1Q09. Active Subsea’s vessels are designed to support subsea services, including performing inspection, maintenance and repair work using remotely operated vehicles (“ROVs”), dive and seismic support and light construction activities. Active Subsea has already secured three long-term contracts with customers.
Trico believes the acquisition will provide the following benefits:
•	expands Trico’s ability to offer subsea services with the addition of a fleet of eight multi-purpose vessels, doubling the number of vessels in its fleet capable of such activities,

•	advances Trico’s newbuild program, with 11 DP-2 vessels now scheduled for delivery in 2008 and 2009,

•	leverages Trico’s global footprint in growth markets and broadens Trico’s customer base to include subsea service and construction companies,

•	provides opportunities to secure long-term contracts, enhancing earnings stability, and

•	maintains Trico’s financial strength.

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Joseph S. Compofelice, Chairman and Chief Executive Officer of Trico, stated, “We are extremely excited about this transaction as it is consistent with both the strategic and capital deployment objectives that Trico has outlined for investors over the past several months. By adding Active Subsea’s versatile VS 470 MPSVs to our fleet, we are able to offer our customers vessels suited for a broad array of subsea services. We will become one of the largest operators of new MPSVs for the subsea market, which we expect to grow at over 30% for the foreseeable future. This transaction enhances our newbuild program by providing for near-term deliveries which accelerate cash flow from the vessels and provides an advantage in securing customer contracts. Additionally, this transaction will allow us to further leverage our unique global presence by offering these vessels, which are attractive to customers in each of our international markets. With the acquisition of Active Subsea, we will establish a new division, Trico Subsea, which will be focused on marketing and operating these vessels as well as other vessels in our fleet that are capable of serving the subsea market.”
Robert Welsvik, Chief Executive Officer of Active Subsea, stated, “We believe this transaction recognizes the strategic value of our vessels and represents a fair price for our shareholders. We are pleased to see Active Subsea become the centerpiece of Trico Subsea, and believe that Trico’s global presence and operating expertise will lead to great success in the placement and operations of the vessels.”
Johan Hagenaes, Director of Active Subsea, added, “As a board member and significant shareholder, I believe Trico’s offer reflects fair value and will provide all of Active Subsea’s shareholders with an excellent return on their investment. As a founder of Active Subsea and long-time participant in the offshore industry, I am excited that these vessels will be placed into Trico’s global network and capable hands for the benefit of our customers. I believe that Trico Subsea is an excellent successor to build upon the foundations that Robert, I and others at Active Subsea have created.”
Following the transaction, management of Active Subsea will continue to supervise the construction of the vessels and participate in marketing efforts for a transition period.
Transaction Details
Trico Marine Services, Inc. intends to make a voluntary offer for all outstanding shares in Active Subsea ASA. The offer is expected to be initiated not later than November 8, 2007. The offer price will be NOK 22.50 per share in cash. The offer values Active Subsea’s equity, including shares, options and warrants, at NOK 1.31 billion.
As of this evening, Trico had received pre-acceptances from shareholders owning more than 50 million shares, options and warrants in Active Subsea, representing 85% of the fully-diluted shares, including 38% held by the board of directors and management.
The offer is conditional upon the tender of 90% of Active Subsea’s shares, obtaining regulatory approvals, the continued compliance with representations, warranties and covenants made by Active Subsea to Trico, the approval of resolutions relating to the transaction at an extraordinary general meeting of Active Subsea’s shareholders, and no material adverse change in Active

Subsea. The details of the offer including the offer period will be described in the offer document that will be sent out via ordinary mail to all shareholders of Active Subsea.
The board of directors of Active Subsea believes that it is in the best interests of the company’s shareholders to support the offer. A formal board statement recommending the offer will be made at a later date. All board members of Active Subsea holding shares and warrants have pre-accepted the offer for the shares and warrants they hold in Active Subsea.
Advisors
Lazard acted as financial advisor and Vinson & Elkins LLP and Thommessen Krefting Greve Lund AS acted as legal advisors to Trico for this transaction. Schjødt acted as legal advisor to Active Subsea for this transaction. Fondsfinans will be acting as receiving agent in connection with the tender offer.
Conference Call
Trico will hold a conference call at 7:30 a.m. Central Standard Time, on November 6, 2007 to discuss the details of the transaction. Presentation materials can be accessed at the Investor Relations page of Trico’s website at http://www.tricomarine.com. The call will be accessible to the public by telephone. To participate by telephone, dial (888) 663-2235 (U.S.) or +1 (913) 312-0851 (International), passcode 5940332.
About Trico Marine Services, Inc.
Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico, Brazil and Southeast Asia (through its joint venture). The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Using its larger and more sophisticated vessels, Trico provides marine support services for many subsea applications, including ROVs (remotely operated vehicles), sea floor cable laying and trenching services. Trico is headquartered in Houston, Texas.
About Active Subsea ASA
Active Subsea ASA is the group head of the offshore services company Active Subsea AS. Active Subsea AS, a 100% subsidiary of Active Subsea ASA, is an offshore services company offering offshore vessels and services to the offshore oil and service industry worldwide. Active Subsea’s vessels are particularly suited for Inspection Maintenance and Repair (IMR) using ROVs, and are also prepared for easy conversion to modern PSV vessels. The vessels, when delivered, will be equipped with attractive features including DP-2, FiFi I, Clean, Comfort (V3) and NAUT-OSV, offering safe and comfortable working conditions for marine crew, clients and service personnel.

Forward-looking Statements
Certain statements in this press release that are not historical fact may be forward-looking statements, which are subject to safe harbors created under the U.S. federal securities laws. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of Trico that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Specific factors which could cause such material differences include, among other things, successful outcome of the offer process for the Active Subsea shares. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect Trico’s results of operations or financial condition, are included in Trico’s U.S. Securities and Exchange Commission filings. All financials for Active Subsea are based on international financial reporting standards, and a U.S. GAAP reconciliation is not available at this time. The statements in this presentation that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” or “plan,” or similar expressions are also forward-looking statements. The above listing of factors is representative and is not intended as an all-encompassing list of such factors. We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.
-ends-
For information:
Trico:
Geoff A. Jones
Vice President and Chief Financial Officer
+1 (713) 780-9926
Active Subsea:
Robert Welsvik
Chief Executive Officer
+47 70 12 40 78
or
Johan Hagenæs
Director
+47 70 12 40 78